Exhibit 99.1

Patterson-UTI Energy, Inc. Prices $350 Million Offering of Senior Notes due 2029

HOUSTON, Nov. 7, 2019 /PRNewswire/ -- PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) (the "Company") announced that it has priced a registered underwritten public offering of $350 million aggregate principal amount of 5.15% Senior Notes due 2029 (the "Notes").  The Notes will pay interest semi-annually at a rate of 5.15% per year and will mature on November 15, 2029.  The closing of the offering of the Notes is expected to occur on Friday, November 15, 2019, subject to the satisfaction of customary closing conditions.  The Company intends to use the net proceeds from the offering to repay in full the Company's 4.27% Series B Senior Notes due June 14, 2022, to repay a portion of the amounts outstanding under its term loan agreement and for general corporate purposes.

Goldman Sachs & Co. LLC, RBC Capital Markets, LLC, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers in this transaction. The final prospectus supplement and related prospectus for this offering may be obtained on the Securities and Exchange Commission's website at www.sec.gov or, upon request, from any of the joint book-running managers as follows:

Goldman Sachs & Co. LLC	RBC Capital Markets, LLC
Attention: Prospectus Department	Attention: Prospectus Department
200 West Street	200 Vesey St., 8th Floor
New York, NY 10282	New York, NY 10281
Telephone (866) 471-2526	Telephone: (877) 822-4089
prospectus-ny@ny.email.gs.com	rbcnyfixedincomeprospectus@rbc.com

Scotia Capital (USA) Inc.	Wells Fargo Securities, LLC
Attention: Debt Capital Markets	Attention: WFS Customer Service
250 Vesey Street	608 2nd Avenue South
New York, NY 10281	Minneapolis, MN 55402
Telephone: (800) 372-3930	Telephone: (800) 645-3751
wfscustomerservice@wellsfargo.com

This press release is not an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes will be offered only by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. The offering of the Notes was made pursuant to an effective shelf registration statement and prospectus filed by the Company with the Securities and Exchange Commission.

About Patterson-UTI Energy, Inc.

Patterson-UTI is a provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including market leading positions in contract drilling, pressure pumping and directional drilling services.

CONTACT: Mike Drickamer, Vice President, Investor Relations, (281) 765-7170